Amended Exhibit A

to Amended and Restated Investment Management Agreement

between

Diamond Hill Funds

and

Diamond Hill Capital Management, Inc.

Originally dated

November 17, 2011

Series	Fee Effective Date	Annual Fee as a percentage of the average daily net assets of the Fund
Long-Short Fund	July 1, 2001	0.90%
Small Cap Fund	July 1, 2001	0.80%
Corporate Credit Fund	February 28, 2015	0.45%
Financial Long-Short Fund	January 1, 2017	0.95%
Large Cap Fund	January 1, 2016	0.50%
Small-Mid Cap Fund	November 17, 2005	0.75%
All Cap Select Fund	November 17, 2005	0.70%
Research Opportunities Fund	January 1, 2017	0.95%
Mid Cap Fund	January 1, 2017	0.60%
High Yield Fund	November 19, 2015	0.50%
Short Duration Total Return Fund	August 1, 2016	0.35%
Core Bond Fund	May 26, 2016	0.30%
Global Fund	August 17, 2017	0.70%

Previously Amended Exhibit A:    November 21, 2013, February 28, 2015, November 19, 2015, January 1, 2016, February 28, 2016, May 26, 2016, August 1, 2016, January 1, 2017, and February 28, 2017.

The effective date of this Amended Exhibit A is August 17, 2017.

Diamond Hill Funds		Diamond Hill Capital Management, Inc.

By:	/s/ Gary R. Young	By:	/s/ Thomas E. Line
	Gary R. Young		Thomas E. Line
	President		Chief Financial Officer